Exhibit 99.1

CONTACT:

American Community Newspapers Dan Wilson dwilson@acnpapers.com 972.628.4082	or	Brainerd Communicators Joe Lobello (Media) lobello@braincomm.com Corey Kinger (Investors) kinger@braincomm.com 212.986.6667

AMERICAN COMMUNITY NEWSPAPERS ANNOUNCES NEW LEADERSHIP FOR MINNESOTA NEWSPAPER GROUP

Company Appoints Roger Will as Interim Group Publisher; Taps New General Manager and Advertising Manager

DALLAS, TX – November 5, 2007 - American Community Newspapers Inc. (AMEX: ANE) (“ACN”) today announced several key management moves in its Minneapolis – St. Paul community newspaper group. Jeffrey Coolman has resigned as vice president of sales and group publisher, due to personal reasons, and will be leaving the Company following a brief transition period. Until a permanent replacement is named, Roger Will, director of new media / business development has been appointed to the additional role of interim group publisher for ACN’s Minneapolis – St. Paul operation. In addition, Wayne Lowman has been named general manager and advertising director and Bernie Kelcher has been named advertising manager for the group.

“Jeff Coolman has certainly been a great contributor to the company over the years and we wish him the best. Jeff and I have worked together since 1999 and he has truly produced some of the highest revenue growth within the newspaper industry during his tenure here in Minnesota. At the same time, we are focused on building a stronger management team to capitalize on the long-term growth of our Minnesota operations. We are actively searching both inside and outside our organization for candidates to fill this position on a permanent basis,” said Gene Carr, chairman and chief executive officer of ACN. “We are fortunate to have an executive of Roger’s caliber to step immediately into the group publisher role. He has been part of the ACN team since March 2006, and has considerable experience in the newspaper industry and new media, as illustrated by his integral role in the development of our local market Web sites.”

As ACN’s director of new media / business development, Roger Will has been responsible for all aspects of the Company’s Internet operations across all of its newspaper groups, including sales, content development, partnerships and Web site development, as well as other new media development opportunities.

Will has 25 years of newspaper industry experience, serving in a wide range of capacities including advertising executive, circulation manager, general manager and publisher in both daily and weekly newspaper groups. During his career, he has been recognized for his achievements with multiple editorial and advertising design awards. Prior to joining ACN, Will was a regional advertising manager for Knight Ridder Digital’s KansasCity.com, and was instrumental in the growth of its revenue and web traffic at the Kansas City Star Web site. While at Knight Ridder Digital, he also served as an interim sales manager for TwinCites.com, the website for the Pioneer Press in St. Paul.

Wayne Lowman brings a wide-ranging background in advertising and community journalism to ACN. He was most recently group publisher of the Greater Niagara Newspapers in Niagara Falls, NY. He led a group of daily and non-daily newspapers, niche publications and spearheaded the creation of the Company’s alternative news weekly and community weeklies, all with a combined distribution of 160,000. He also directed circulation initiatives, readership programs and new media convergence projects. Lowman was previously the publisher and executive editor of the Kokomo Tribune in Kokomo, Indiana, and started his newspaper career as editor of The Evening Sun in Hanover, Pa. He is a graduate of Western Maryland College in Westminster, Md.

Bernie Kelcher brings to ACN a wealth of experience working with advertising agencies and local businesses, as well as training and mentoring sales representatives. He joins the Company from the Minnesota Newspaper Association (MNA), where he was an account executive assisting advertising agencies and individual clients place newspaper print advertising. Prior to MNA, he held sales management positions at the Minneapolis Star Tribune and KSTP 1500 AM radio. Kelcher is a graduate of the University of Minnesota.

“Wayne and Bernie should prove to be outstanding additions to our ACN team,” added Mr. Carr. “Both have excellent track records of innovation and proven abilities in delivering results and enhancing customer relationships. Wayne’s experience and understanding of community newspapers position him to be a tremendous leader, while Bernie’s local knowledge of the Twin City suburban communities make him a great asset as we seek to expand and deepen relationships with local advertisers.”

About American Community Newspapers Inc.

ACN is a community newspaper publisher in the United States, operating within four major U.S. markets: Minneapolis - St. Paul, Dallas, Northern Virginia (suburban Washington, D.C.) and Columbus, Ohio. These markets are some of the most affluent, high growth markets in the United States, with ACN strategically positioned in many of the wealthiest counties within each market. ACN’s goal is to be the preeminent provider of local content and advertising in any market its serves. In these markets, ACN publishes three daily and 83 weekly newspapers, each serving a specific community, and 14 niche publications, with a combined circulation of approximately 1.4 million households. In addition, ACN’s locally focused Web sites have average monthly page views and visitors of approximately 5.1 million and 1.3 million, respectively, extending the reach and frequency of its products beyond their geographic print distribution area.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ACN’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek, “ “achieve,” and similar expressions, or future or conditional verbs such as “will,” “ would,” “should,” “could,” “may” and similar expressions.

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